Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134156, 333-38606 and 333-124908) of Blue Dolphin Energy Company of our report dated March 31, 2008, with respect to the consolidated financial statements which appear in this Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ UHY, LLP Houston, Texas
March 31, 2008